FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction (b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Walls            Christopher          J.
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   (Last)            (First)            (Middle)

   c/o OptiCare Health Systems, Inc.
   87 Grandview Avenue
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                     (Street)

   Waterbury           CT               06708
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


  OptiCare Health Systems, Inc. (OPT)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


   March, 2002
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Vice President and General Counsel

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-                                        Beneficially     Form:
                           action        action       4. Securities Acquired (A)       Owned at         (D)        7. Nature
                           Date          Code            or Disposed of (D)            End of           Direct        Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            or (I)        Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect      Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)    (Instr. 4)
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
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Common Stock, $.001 par
value per share            3/19/02     A       V      25,000     A                    25,000              D
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                                                                                                                           (over)
                                                                                                                         SEC 1474


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Inst.    Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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Stock
Options
(Right to
Buy)(1)       $0.16    3/19/02   A    V  125,000         (2)      3/19/12  Common  125,000         125,000         D
                                                                            Stock
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
(1) Granted pursuant to the OptiCare Health Systems, Inc. 2002 Stock Incentive Plan.
(2) Exercisable in four equal annual installments beginning on March 19, 2003.


* If the Form is filed by more than one reporting person, See Instruction
  5(b)(v).


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

              /s/ Christopher J. Walls                     April 9, 2002
              ----------------------------------------     --------------------
              ** Signature of the Reporting Person                 Date


                                                                    SEC 1474